Exhibit 99.1

Former TechnipFMC & Siemens Executive, Micah Simmons, Named Chief Operating Officer
of Offshore Oil and Gas Services Specialist, Deep Down, Inc.

HOUSTON, September 17, 2019 - Deep Down, Inc. (OTCQB: DPDW), a specialist in deep water oil and gas production and distribution equipment and services, announced today the appointment of veteran oil and gas industry executive Micah Simmons as Chief Operating Officer, a new role at the Company. Mr. Simmons appointment is part of a broader management realignment effort initiated last month, which included the appointment of Deep Down CFO Charles Njuguna to serve as CEO.

Mr. Simmons, 43, was most recently Vice President of Project Management for Global Operations in Siemens Oil and Gas, based in Houston, Texas. Mr. Simmons led the global project organization, with responsibility for project strategy, execution, processes, and governance across ten factories. While at Siemens he was charged with building the project management organization to improve customer satisfaction and project results across legacy Siemens & Dresser-Rand factories.

Prior to Siemens, Mr. Simmons spent 20 years with TechnipFMC most recently as a Vice President, Global Supply and led teams of hundreds of employees over the course of his career in Malaysia, Norway and Houston, including those focused on subsea manifolds and pipeline systems.

Mr. Simmons earned an MBA from the Darden Graduate School of Business Administration at the University of Virginia and a Bachelor of Science in Mechanical Engineering at Texas A&M University. He is licensed as a professional engineer in Texas.

Charles Njuguna, Deep Down CEO, stated, "Having completed several key initiatives over the past few months to fine-tune Deep Down’s Board and senior leadership, our remaining goal was to recruit a seasoned oil and gas industry operational executive to serve as COO. Micah Simmons met all of our primary objectives and much more, given his deep and relevant industry experience, proven track record in delivering improved operational efficiency and financial performance, and his strong interest in Deep Down’s long term business potential. We are thrilled to add a professional of his caliber to our team as we pursue a range of growth initiatives and execute on our cost discipline mandate.”

About Deep Down, Inc. (www.deepdowninc.com)

Deep Down focuses on complex deepwater and ultra-deepwater oil and gas production distribution system technologies and support services, connecting the platform and the wellhead. Deep Down's proven services and technological solutions include distribution system installation support and engineering services, umbilical terminations, loose-tube steel flying leads, installation buoyancy, remotely operated vehicles and tooling, marine vessel automation, control, and ballast systems. Deep Down supports subsea engineering, installation, commissioning, and maintenance projects through specialized, highly experienced service teams and engineered technological solutions.

Forward-Looking Statements Any forward-looking statements in the preceding paragraphs of this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties in that actual results may differ materially from those projected in the forward-looking statements. In the course of operations, we are subject to certain risk factors, competition and competitive pressures, sensitivity to general economic and industrial conditions, international political and economic risks, availability and price of raw materials and execution of business strategy. For further information, please refer to the Company's filings with the Securities and Exchange Commission, copies of which are available from the Company without charge.

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Chris Eddy or David Collins

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dpdw@catalyst-ir.com